UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2020 (June 2, 2020)

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	DGLY	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2020, Digital Ally, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of 3,090,909 shares (the “Firm Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Offering was conducted pursuant to an underwriting agreement, dated June 2, 2020 (the “Underwriting Agreement”), between the Company and Aegis Capital Corp., as representative (the “Representative”) of the underwriters (the “Underwriters”).

The Firm Shares were sold at a public offering price of $1.65 per share. The Company has granted the Underwriters a 45-day option to purchase up to an additional 463,636 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any (the “Option Shares” and together with the Firm Shares, the “Shares”).

The Offering was registered and the Shares were issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-225227) (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2018, and was declared effective on June 6, 2018, and the related base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated June 2, 2020 (the “Prospectus Supplement”). The legal opinion and consent of Sullivan and Worcester LLP addressing the validity of the Common Stock sold in the Offering is filed as Exhibit 5.1 hereto and is incorporated into the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriters purchased the Firm Shares from the Company at a price of $1.5345 per share, representing a seven percent (7%) discount from the public offering price. In addition, the Company agreed to pay the Underwriters all expenses relating to the Offering, including “road show” expenses, diligence fees and the fees and expenses of the Underwriters’ legal counsel not to exceed $30,000.

Under the Underwriting Agreement, pursuant to a certain “lock-up” agreement and subject to certain exclusions as set forth therein, the Company has agreed, without first obtaining the written consent of the Representative and subject to certain exceptions, not to, for a period of 21 days from the date of the pricing of the Offering, (1) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company, or (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of the Company’s capital stock or any securities convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Notwithstanding the foregoing, in the event the closing price of the Common Stock as reported on The Nasdaq Capital Market for three (3) consecutive trading days is at least 25% above the public offering price of the Firm Shares, such lock-up period shall be terminated.

The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and assuming the Underwriters do not exercise their option to purchase the Option Shares, are approximately $5.1 million. The net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions, but before deducting other expenses in connection with the Offering, and assuming the Underwriters do not exercise their option to purchase the Option Shares, are approximately $4.74 million.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01 Other Events.

On June 4, 2020, in connection with the Underwriting Agreement, the Company closed the Offering, raising gross proceeds of approximately $5.1 million, before deducting underwriting discounts and commissions and other estimated Offering expenses. Also on June 4, 2020, the Company issued a press release announcing the consummation of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated June 2, 2020, between the Company and Aegis Capital Corp., as representative of the underwriters named on Schedule 1 thereto
5.1	Opinion of Sullivan and Worcester LLP
23.1	Consent of Sullivan and Worcester LLP (included in opinion of Sullivan and Worcester LLP filed as Exhibit 5.1)
99.1	Press Release, dated June 4, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2020

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer